EXHIBIT 99.1

Warren Resources Announces 2008 Production, Year-End Reserves, 2009 Capital Expenditure Budget and Updates on 2009 Oil and Natural Gas Hedging

NEW YORK, February 23, 2009 — Warren Resources, Inc. (NASDAQ: WRES) today announced its 2008 production, year-end reserves, 2009 capital expenditure budget and provided an update on its 2009 oil and natural gas hedging.

2008 Oil and Gas Production

Warren announced that oil and gas production for the full-year of 2008 was a record 9.0 billion cubic feet equivalent (“Bcfe”), an increase of 45% over 2007 production of 6.2 Bcfe. Fourth quarter 2008 production was 2.5 Bcfe, an increase of 42% over the fourth quarter of 2007 production of 1.7 Bcfe.

In California, 2008 oil production rose to 1,011,000 barrels from 824,500 barrels in 2007, a 23% increase, at the Company’s Wilmington Townlot Unit (WTU) and North Wilmington Unit (NWU). Such increase was primarily the result of additional wells drilled during 2008.

Natural gas production continued to increase during 2008. The Company produced 2.9 Bcfe during 2008, an increase of 133% over 2007. The increase primarily resulted from the positive results in our Atlantic Rim coalbed methane project in Wyoming.

2008 Year-end Proved Reserves

Independent reserve engineers’ estimates of Warren’s proved oil and gas reserves as of December 31, 2008, were 129.3 Bcfe, compared to 356.4 Bcfe as of December 31, 2007, which represented a 64% decline. Proved developed producing reserves were 91.7 Bcfe at December 31, 2008, which represented 71% of total proved reserves. Year-end 2008 proved reserves includes 9.4 million barrels of crude oil and 72.8 Bcfe of natural gas. This decrease in estimated proved reserves is largely due to the steep decline in year-end oil and gas prices. For the Company’s reserve report calculations, the realized price of oil decreased from $86.21 per barrel on December 31, 2007 to $32.92 per barrel on December 31, 2008, a 62% decline, and the realized prices of natural gas decreased from $5.02 per Mcf for year-end 2007 compared to $4.80 per Mcf for year-end 2008, a 4% decline. Because approximately 89% of our proved reserves at December 31, 2007 were oil reserves, Warren was more affected by the downward movement in oil prices than by prices for natural gas. All reserve estimates are independently prepared by the reserve engineering firm Williamson Petroleum Consultants, Inc. In accordance with Securities and Exchange Commission (“SEC”) guidelines, reserve estimates do not include any probable or possible reserves which may exist on Warren’s non-proved properties.

As required by current SEC reporting rules, year-end proved reserve estimated volumes and values are calculated using prices on December 31, 2008.The low commodity prices and higher costs at year-end 2008 resulted in a pre-tax present value of future net cash flows discounted at 10% (“PV-10”) of approximately $194 million for Warren’s proved reserves. In contrast to such single day pricing, the Company’s estimate of reserves using a realized differential from NYMEX 5-year forward oil and natural gas strip pricing as of February 9, 2009 is approximately 230 Bcfe. The pre-tax PV-10 value using the realized differential from NYMEX 5-year strip pricing at February 9, 2009 is approximately $475 million.

As a result of low year-end 2008 oil and natural gas commodity prices, the Company expects to record a non-cash, full-cost ceiling write-down and other impairments of approximately $276 million in the fourth quarter of 2008. Such non-cash charge will not have any impact on our senior credit facility covenants. Because Warren does not utilize cash flow hedge accounting for its derivative instruments, the pricing effects of swap contracts shown below will not be included in any future ceiling test calculations.

Natural Gas and Oil Hedges

Warren’s natural gas and oil price hedges are composed of price swap contracts. The price swap contract fixes the price for a portion of Warren’s natural gas and oil production. The swap prices are based on the NYMEX price. The NYMEX natural gas price is based on first-of-the-month Henry Hub price as published monthly by Inside FERC. The NYMEX oil price is the monthly average of settled prices on each trading day for West Texas Intermediate Crude oil delivered at Cushing, Oklahoma. Natural gas and oil hedging is intended to reduce the risks associated with unpredictable future natural gas and oil prices and to provide predictability for a portion of cash flows to support the Company’s capital expenditure program. All of the outstanding hedge positions are with participants in the Company’s senior secured Credit Agreement.

If the NYMEX price is above or below the swap prices, Warren and the counterparty to the swap will settle the difference monthly. Any such settlements will either increase or decrease Warren’s natural gas and oil revenues for the period.

The following table lists the natural gas swap contracts from February 1, 2009 through March 31, 2011 and the crude oil swap contracts from April 1, 2009 through December 31, 2011.

	Price Swap Contracts
	Natural Gas		Crude Oil
	Volume (MMBtu)	Weighted Average Price ($/MMBtu)	Volume (Bbls)	Weighted Average Price ($/Bbl)
2009
First Quarter	270,000	6.58
Second Quarter	546,000	6.45	120,575	49.70
Third Quarter	552,000	6.45	121,900	49.70
Fourth Quarter	552,000	6.45	121,900	49.70

2010
First Quarter	540,000	6.45
Second Quarter	546,000	6.45
Third Quarter	552,000	6.45
Fourth Quarter	552,000	6.45

2011
First Quarter	177,000	6.02	110,250	61.80
Second Quarter			111,475	61.80
Third Quarter			112,700	61.80
Fourth Quarter			112,700	61.80

Natural Gas Differential versus NYMEX

Basis Swaps

The Company has also entered into a basis differential basis swap hedge of 267,000 MMbtu of anticipated natural gas production for the period commencing February 1, 2009 and ending April 30, 2009 with Rocky Mountains Colorado Interstate Gas (CIGC) - Inside FERC basis swaps at ($1.985) per MMBtu. A basis swap hedges the price differential between the NYMEX price and the CIG price received and effectively locks the realized price for the quantities of natural gas listed below, as follows:

Natural Gas- Rocky Mountains (CIGC) — Inside FERC		Natural Gas — Henry Hub - NYMEX
Start Date	End Date	Start Date	End Date	Margin	Quantity (MMBtu)	Payment Date
2/1/09	2/28/09	2/1/09	2/28/09	$-1.985	84,000	2/9/09
3/1/09	3/31/09	3/1/09	3/31/09	$-1.985	93,000	3/9/09
4/1/09	4/30/09	4/1/09	4/30/09	$-1.985	90,000	4/8/09

2009 Capital Expenditure Guidance

Because of continued market uncertainty, the Company estimates that its full-year 2009 capital budget will be $22 million. However, Warren intends to remain flexible as the year progresses and should commodity pricing and economic conditions change, the Company may modify its capital budget accordingly.

Earnings Conference Call

Warren will host a conference call to discuss its fourth quarter and full-year 2008 financial and operating results on Monday, March 2, 2009 at 10:00 a.m. Eastern time. The conference call will be webcast and those wanting to listen may do so by using a link on the Investor Relations page of the Company’s website at www.warrenresources.com. A replay of the conference call will be available for one week by calling (888) 286-8010 or for international callers, (617) 801-6888, and using passcode 24678210.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Warren believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this news release.  Some factors that could cause actual results to differ materially from those in the forward-looking statements, include, but are not limited to, the timing and extent of changes in oil and gas prices, the timing and results of drilling and other development activities, the availability and cost of obtaining drilling equipment and technical personnel, risks associated with the availability of acceptable transportation arrangements and the possibility of unanticipated operational problems, delays in completing production, treatment and transportation facilities, higher than expected production costs and other expenses, and pipeline curtailments by third parties. All forward-looking statements are made only as of the date hereof and the Company undertakes no obligation to update any such statement. Further information on risks and uncertainties that may affect Warren’s operations and financial performance, and the forward-looking statements made herein, is available in the Company’s public filings with the Securities and Exchange Commission (www.sec.gov).

About Warren Resources

Warren Resources, Inc. is an independent energy company engaged in the exploration and development of domestic oil and natural gas reserves. Warren’s activities are primarily focused on oil in the Wilmington field in California and coalbed methane properties in the Washakie Basin in Wyoming. The Company is headquartered in New York, New York, and its exploration and development subsidiary, Warren E&P, Inc., has offices in Casper, Wyoming and Long Beach, California.

Source: Warren Resources, Inc.